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Exhibit (a)(9)

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/06/06	Investors:	May Kay Shaw, 630-623-7559
	Media:	Lisa Howard, 630-623-5044

McDonald's Announces Oversubscription of the Chipotle Split-Off Exchange Offer Based on Preliminary Results

OAK BROOK, IL—McDonald's Corporation today announced that, based on preliminary results, the previously announced offer to its shareholders to exchange all or some of their shares of McDonald's common stock for shares of class B common stock of Chipotle Mexican Grill, Inc. held by McDonald's was oversubscribed. The exchange offer expired at 12:00 midnight, New York City time, on October 5, 2006.

Based on a preliminary count by the exchange agent, Computershare Trust Company, N.A., 262,679,833 shares of McDonald's common stock were tendered for exchange, including 167,389,231 shares that were tendered by notice of guaranteed delivery. Because the exchange offer is oversubscribed, McDonald's will accept only a portion of the number of shares of McDonald's common stock that were properly tendered, on a pro rata basis in proportion to the number of shares tendered. McDonald's will accept for exchange 18,628,187 shares of McDonald's common stock in exchange for the 16,539,967 shares of Chipotle class B common stock held by McDonald's. Shareholders who owned less than 100 shares of McDonald's common stock, or an "odd-lot," who have validly tendered all of their shares will not be subject to proration, in accordance with the terms of the exchange offer.

Based on the preliminary results, if all shares tendered by notice of guaranteed delivery are delivered under the terms of the exchange offer, the estimated preliminary proration factor applied to tendered shares of McDonald's common stock (i.e., the percentage of tendered shares that will be accepted) is 7.0%. The estimated preliminary proration factor is subject to change. McDonald's expects to announce the final results of the exchange offer, including the final proration factor, on or before Thursday, October 12, 2006.

Shares of Chipotle class B common stock will be credited to accounts of tendering shareholders by the exchange agent promptly after the final results of the exchange offer are announced. In addition, checks in lieu of a fractional share of Chipotle Class B common stock and shares of McDonald's common stock tendered but not accepted for exchange are expected to be delivered or mailed promptly after the final results of the exchange offer are announced.

The terms and conditions of the exchange offer are more fully described in an exchange offer prospectus previously filed by Chipotle and a Schedule TO previously filed by McDonald's with the Securities and Exchange Commission. Shareholders who tendered their shares by means of a notice of guaranteed delivery before expiration of the offer must deliver the related shares to the exchange agent by Wednesday, October 11, 2006.

Morgan Stanley & Co. Incorporated served as the dealer manager for the transaction.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local men and women.

Chipotle operates more than 500 fast-casual, fresh Mexican food restaurants in 23 states throughout the United States and in the District of Columbia.

Additional Information

In connection with the disposition by McDonald's of its interest in Chipotle via an exchange offer, Chipotle has filed with the Securities and Exchange Commission a registration statement that includes an exchange offer prospectus. The prospectus contains important information about the disposition and related matters, and McDonald's has mailed the prospectus to its shareholders. Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC. None of McDonald's, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer. You may obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald's and Chipotle at the SEC's web site at http://www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald's at http://www.investor.mcdonalds.com or Chipotle at http://www.chipotle.com.

McDonald's has retained Georgeson Shareholder Communications Inc. as the information agent for the transaction. To obtain copies of the exchange offer prospectus and related documentation, or if you have questions about the exchange offer, you may contact the information agent at 1-866-821-2614 (toll-free in the United States), or 1-212-440-9800 (elsewhere).

Forward-Looking Statements

Information in this communication contains forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date thereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the split-off, including future financial and operating results, and each company's plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald's and Chipotle with the SEC, such as annual and quarterly reports and the exchange offer prospectus. McDonald's and Chipotle disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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  Exhibit (a)(9)